UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 29, 2015

PETROTERRA CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-34970	26-3106763
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

422 East Vermijo Avenue, Suite 313

Colorado Springs, Colorado 80903

(Address of Principal Executive Offices)

719-219-6404

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or By-Laws; Change in Fiscal Year.

On June 29, 2015, PetroTerra Corporation (the “Company”) filed a Certificate of Change (the “Certificate”) with the Secretary of State of the State of Nevada to effect a reverse stock split of its outstanding and authorized shares of capital stock at a ratio of 1 for 2.5 (the “Stock Split”). The Stock Split was previously approved by the board of directors of the Company. Stockholder approval was not required to effect the Stock Split. A copy of the Certificate of Change is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

The Stock Split was deemed effective at 9:00 a.m. eastern time on July 1, 2015. As a result of the Stock Split, the number of the Company’s authorized shares of common stock was decreased from 100,000,000 to 40,000,000 shares of common stock and the number of its authorized shares of preferred stock was decreased from 10,000,000 to 4,000,000 shares of preferred stock. Additionally, the Company’s issued and outstanding shares of common stock decreased from approximately 66.1 million shares to approximately 26.4 million shares of common stock, all with a par value of $0.001. The Company has no outstanding shares of preferred stock. Fractional shares resulting from the Stock Split will be rounded up to the next whole number.

Stockholders of the Company do not need to take any action with respect to the Stock Split. If any stockholder would like to receive a new stock certificate in connection with the Stock Split, please contact the Company’s transfer agent, Island Stock Transfer, at (727) 289-0010. The Company’s common stock will trade under the stock symbol “PTRAD” for the next 20 business days. After the 20 business days, the Company’s stock symbol will revert back to “PTRA.”

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

3.1 Certificate of Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 2, 2015

PETROTERRA CORP.

By:	/s/ John Barton
Name:	John Barton
Title:	Chief Executive Officer